EXHIBIT 99.1

Contact:
Cal Reed, Chairman & CEO	Jack Menache
Investor Relations
Tel: (510) 449-0100

Peak International Reports Year End Results

Revenues up 7% over Prior Year

Newark, California, May 19, 2005. Peak International Limited (NASDAQ: PEAK) today reported results for its fourth fiscal quarter and year ended March 31, 2005. Revenues for fiscal year 2005 increased 7% over the prior year.

For fiscal year 2005, Peak had revenues of $67.9 million compared to $63.8 million for fiscal 2004. The net loss for the year was $9.2 million, or $0.74 per share on a diluted basis, compared to a net loss of $0.2 million or $0.02 per share on a diluted basis in the prior year. Fiscal 2005 results included an impairment charge of $0.7 million associated with a write down of plant, machinery and equipment used in Peak’s tape and reel businesses. The net loss for the year also included a $1.2 million loss related to the disposal and write-off of fixed assets, an inventory reserve of $2 million for recycled material that could not be economically utilized, $0.4 million of inventory reserve mainly for tubes, tapes and reels due to pricing trends and $1.3 million of expenses related to errors in the computation and payment of taxes and social insurance contributions for workers at Peak’s factory, which is located in Shenzhen, the PRC and operated pursuant to a processing agreement with an unaffiliated PRC company. Also included in the net loss for the year was a $0.3 million expense related to labor litigation in the factory in the PRC.

Revenues in the fourth fiscal quarter of 2005 were $16.5 million, up 0.4% compared to the same quarter in the prior fiscal year. Revenue declined by 1.4% compared to the prior quarter attributable to a reduction in semiconductor tray sales that was partially offset by an increase in disk drive tray sales. Peak had a net loss for the quarter of $3.9 million or $0.31 per share on a diluted basis, compared to a net loss of $0.5 million or $0.04 per share on a diluted basis in the fourth quarter of the prior year. The Company recorded an impairment charge of $0.7 million associated with a write down of plant, machinery and equipment used in Peak’s tape and reel businesses. Also included in the net loss for the fourth quarter of fiscal 2005 were a $1.1 million loss related to the disposal and write-off of fixed assets; an inventory reserve of $1.1 million for recycled materials that could not be economically utilized, and an inventory reserve of $0.4 million as a result of pricing trends mainly for tubes, tape and reels.

Cal Reed, Peak’s Chairman and Chief Executive Officer said, “We are pleased that Dean Personne has joined the company as its President and Chief Operating Officer. We are working hard to lower costs and improve our competitiveness in the coming quarters.”

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays.

Earnings Call:

Peak will host a conference call discussing the company’s fourth quarter and year end results on May 20, 2005 starting at 10 a.m. Eastern Time. A live webcast of the call will be available on the investor relations section of the company’s website at www.peakf.com. For those unable to listen to the live webcast, a replay of the call will also be available on the Peak website, or by dialing 888.203.1112 in the USA or 719.457.0820 internationally and entering passcode 4244242.

Safe Harbor Statement

Except for historical information contained herein, certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, any additional obligations the Company may find after its initial review of its payroll practices, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its disk drive products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q filed on March 23, 2005. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Net Sales	$16,543	$16,471
Cost of Goods Sold	16,329	12,023

Gross Profit	214	4,448

Selling and Marketing	2,906	3,484
General and Administrative	1,577	1,721
Research and Development	35	64

Loss from operations	(4,304)	(821)
Other Income – net	45	305
Interest Income	84	39

Loss Before Income Taxes	(4,175)	(477)
Income Tax Benefit	309	27

Net Loss	$(3,866)	$(450)

LOSSES PER SHARE
– Basic	$0.31	$0.04
– Diluted	$0.31	$0.04

Weighted Average Number of Shares Outstanding
– Basic	12,420,000	12,292,000
– Diluted	12,420,000	12,292,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Year Ended March 31,
	2005	2004
	(Unaudited)
Net Sales	$67,909	$63,756
Cost of Goods Sold	59,650	45,215

Gross Profit	8,259	18,541

Selling and Marketing	12,118	12,106
General and Administrative	6,641	6,588
Research and Development	157	236

Loss from operations	(10,657)	(389)
Other Income– net	93	269
Interest Income	229	166

(Loss) Income Before Income Taxes	(10,335)	46
Income Tax Benefit (Expense)	1,126	(278)

Net Loss	$(9,209)	$(232)

LOSSES PER SHARE
– Basic	$0.74	$0.02
– Diluted	$0.74	$0.02

Weighted Average Number of Shares Outstanding
– Basic	12,396,000	12,229,000
– Diluted	12,396,000	12,229,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	March 31, 2005	March 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$22,301	$20,303
Accounts receivable - net of allowance for doubtful accounts of $257 at March 31, 2005 and $237 at March 31, 2004	12,578	12,393
Inventories	13,739	13,547
Other receivables, deposits and prepayments	1,121	1,050
Income taxes receivable	3	—

Total Current Assets	49,742	47,293

Asset to be disposed of by sale	5,230	5,230
Property, plant and equipment – net	24,611	28,246
Land use right	742	761
Deposits for acquisition of property, plant and equipment	33	969
Income taxes receivable	—	5,085
Other deposit	301	301

TOTAL ASSETS	$80,659	$87,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable
- Trade	$8,288	$4,436
- Property, plant and equipment	210	628
Accrued payroll and employee benefits	1,562	1,480
Accrued other expenses	5,786	1,168
Income taxes payable	127	5,858

Total Current Liabilities	15,973	13,570

Deferred Income Taxes	875	1,670

Total Liabilities	16,848	15,240

Stockholders’ Equity:
Share capital	124	123
Additional paid-in capital	27,135	26,702
Retained earnings	37,813	47,022
Accumulated other comprehensive loss	(1,261)	(1,202)

Total stockholders’ equity	63,811	72,645

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,659	$87,885

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Year Ended March 31,
	2005	2004
	(Unaudited)
Operating activities:
Net loss	$(9,209)	$(232)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,021	6,267
Deferred income taxes	(795)	123
Loss on disposal/write-off of property, plant and equipment	1,156	584
Allowance for doubtful accounts	20	(48)
Asset impairment	663	—
Changes in operating assets and liabilities:
Accounts receivable	(205)	(1,497)
Inventories	(192)	(1,357)
Other receivables, deposits and prepayments	(71)	(127)
Income taxes receivable	5,082	(1,353)
Accounts payable-trade	3,852	526
Accrued payroll, employee benefits and other expenses	4,700	90
Income taxes payable	(5,731)	137

Net cash provided by operating activities	6,291	3,113

Investing activities:
Acquisition of property, plant and equipment	(5,604)	(6,419)
Proceeds on disposal of property, plant and equipment	—	12
Decrease (increase) in deposits for acquisition of property, plant and equipment	936	(952)

Net cash used in investing activities	(4,668)	(7,359)

Financing activities:
Proceeds from issuance of common stock	434	1,126
Payment for repurchase of common stock	—	(2,416)

Net cash provided by (used in) financing activities	434	(1,290)

Net increase (decrease) in cash and cash equivalents	2,057	(5,536)
Cash and cash equivalents at beginning of year	20,303	25,928
Effects of exchange rate changes on cash and cash equivalents	(59)	(89)

Cash and cash equivalents at end of year	$22,301	$20,303

Supplemental cash flow information:
Cash paid during the year
Interest	$—	$—
Income taxes	318	1,371